EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Rob-Roy J. Graham

Microtune, Inc.

972-673-1850

investor@microtune.com

MICROTUNE ANNOUNCES MANAGEMENT CHANGES

Plano, TX, November 29, 2004 – Microtune®, Inc. (NASDAQ:TUNE) announced today that Chief Financial Officer Rob-Roy J. Graham has begun to transition his accounting duties to Justin M. Chapman, who has been promoted to the position of Vice President of Accounting and the Company’s principal financial and accounting officer effective November 29, 2004. “Rob has worked tirelessly in guiding Microtune through our re-listing on the Nasdaq National Market, improving our internal controls and our day-to-day business processes, and most recently, the settlement of our securities class action litigation. It is now time to shift our focus away from the tactical legacy issues of the past toward future growth opportunities for the Company including evaluation of strategic acquisition opportunities,” said Jim Fontaine, Chief Executive Officer of Microtune. “The transition of Rob’s accounting responsibilities came at his personal request. This change in duties will allow Rob to focus on our strategic initiatives for the future. I am looking forward to working with Rob and Justin in their new roles.”

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds more than 40 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to introduce new products, achieve design wins, forecast revenue and manage inventory levels, control and budget expenses, protect its proprietary technology and intellectual property, and successfully prosecute and defend the various lawsuits, any one of which may cause the Company’s financial results to fluctuate. The forward-looking statements in this release and in the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

Editor’s Note: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2004 Microtune, Inc. All rights reserved.